DWS

Principal Executive Officer and Principal Financial Officer Code of Ethics

For the Registered Investment Companies Listed on Appendix A

Effective Date

January 31, 2005

Date Last Reviewed

April 1, 2026

Table of Contents

I. Overview
II. Purposes of the Officer Code
III. Responsibilities of Covered Officers
A. Honest and Ethical Conduct
B. Conflicts of Interest
C. Use of Personal Fund Shareholder Information
D. Public Communications
E. Compliance with Applicable Laws, Rules and Regulations
IV. Violation Reporting
A. Overview
B. How to Report
C. Process for Violation Reporting to the Fund Board
D. Sanctions for Officer Code Violations
V. Waivers from the Officer Code
VI. Amendments to the Officer Code
VII. Regulatory Filings and Reporting
VIII. Acknowledgement and Certification of Adherence to the Officer Code
IX. Scope of Responsibilities
X. Recordkeeping
XI. Confidentiality
Appendices
Appendix A: List of Covered Officers under the Code and Related Funds
Appendix B: Acknowledgement and Certification

I.	Overview

This Principal Executive Officer and Principal Financial Officer Code of Ethics (the “Officer Code”) sets forth the policies, practices, and values expected to be exhibited in the conduct of the Principal Executive Officer(s)1 and Principal Financial Officer(s)2 (each a “Covered Officer” and together, the “Covered Officers”) of the registered investment companies3 advised by DWS4 (each a “Fund” and together, the “Funds”) they serve. A list of Covered Officers and Funds is included in Appendix A.

The Boards of the Funds listed in Appendix A have elected to implement the Officer Code, pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s (the “SEC”) rules thereunder, to promote and demonstrate honest and ethical conduct in their Covered Officers.

All Covered Officers are also employees of DWS. Thus, in addition to adhering to the Officer Code, the Covered Officers must also comply with DWS policies and procedures, such as the Code of Ethics – DWS Group (U.S. Registered Entities) governing personal trading activities, as adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).5 In addition, such individuals must also comply with other applicable Fund policies and procedures.

The Fund’s Chief Compliance Officer or their designee (the “Compliance Officer”), who shall not be a Covered Officer and who shall serve as such subject to the approval of each Fund’s Board (or committee thereof), is primarily responsible for implementing and enforcing this Officer Code. The Compliance Officer has the authority to interpret this Officer Code and its applicability to particular circumstances.

The Compliance Officer and his or her contact information can be found in Appendix A. Any questions about the Officer Code should be directed to the Compliance Officer.

II.	Purposes of the Officer Code

The purposes of the Officer Code are to deter wrongdoing and to:

•	promote honest and ethical conduct among Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote full, fair, accurate, timely and understandable disclosures in reports and documents that the Funds file with or submit to the SEC (and in other public communications from the Funds) and that are within the Covered Officer’s responsibilities;

•	promote compliance with applicable laws, rules and regulations;

•	encourage the prompt internal reporting of violations of the Officer Code to the Compliance Officer; and

•	establish accountability for adherence to the Officer Code.

III.	Responsibilities of Covered Officers

A.           Honest and Ethical Conduct

It is the duty of every Covered Officer to encourage and demonstrate honest and ethical conduct, as well as adhere to and require adherence to the Officer Code and any other applicable policies and procedures designed to promote this behavior. Covered Officers must at all times conduct themselves with integrity and distinction, putting first the interests of the Fund(s) they serve. Covered Officers must be honest and candid while maintaining confidentiality of information where required by law, DWS policy or Fund policy.

Covered Officers also must, at all times, act in good faith, responsibly and with due care, competence and diligence, without misrepresenting or being misleading about material facts or allowing their independent judgment to be subordinated. Covered Officers also should maintain skills appropriate and necessary for the performance of their duties for the Fund(s). Covered Officers also must responsibly use and control all Fund assets and resources entrusted to them.

Covered Officers may not retaliate against others for, or otherwise discourage the reporting of, actual or apparent violations of the Officer Code or applicable laws or regulations. Covered Officers should create an environment that encourages the exchange of information, including concerns of the type that this Officer Code is designed to address.

B.            Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s personal interests interfere with the interests of the Fund for which he or she serves as an officer. Covered Officers may not improperly use their position with a Fund for personal or private gain to themselves, their family, or any other person. Similarly, Covered Officers may not use their personal influence or personal relationships to influence decisions or other Fund business or operational matters where they would benefit personally at the Fund’s expense or to the Fund’s detriment. Covered Officers may not cause the Fund to take action, or refrain from taking action, for their personal benefit at the Fund’s expense or to the Fund’s detriment. Some examples of conflicts of interest follow (this is not an all-inclusive list): being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member who is an employee of a Fund service provider or is otherwise associated with the Fund; or having an ownership interest in, or having any consulting or employment relationship with, any Fund service provider other than DWS or its affiliates.

Certain conflicts of interest covered by this Officer Code arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. Covered Officers must comply with applicable laws and regulations. Therefore, any violations of existing statutory and regulatory prohibitions on individual behavior could be considered a violation of this Officer Code.

As to conflicts arising from, or as a result of the advisory relationship (or any other relationships) between the Fund and DWS, of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to DWS’s fiduciary duties to the Fund, the Covered Officers will in the normal course of their duties (whether formally for the Fund or for DWS, or for both) be involved in establishing policies and implementing decisions which will have different effects on DWS and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contract relationship between the Fund and DWS and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Fund.

Covered Officers should avoid actual conflicts of interest, and appearances of conflicts of interest, between the Covered Officer’s duties to the Fund and his or her personal interests beyond those contemplated or anticipated by applicable regulatory schemes. If a Covered Officer suspects or knows of a conflict or an appearance of one, the Covered Officer must immediately report the matter to the Compliance Officer. If a Covered Officer, in lieu of reporting such a matter to the Compliance Officer, may report the matter directly to the Fund’s Board (or committee thereof), as appropriate (e.g., if the conflict involves the Compliance Officer or the Covered Officer reasonably believes it would be futile to report the matter to the Compliance Officer).

When actual, apparent or suspected conflicts of interest arise in connection with a Covered Officer, DWS personnel aware of the matter should promptly contact the Compliance Officer. There will be no reprisal or retaliation against the person reporting the matter.

Upon receipt of a report of a possible conflict, the Compliance Officer will take steps to determine whether a conflict exists. In so doing, the Compliance Officer may take any actions he or she determines to be appropriate in his or her sole discretion and may use all reasonable resources, including retaining or engaging legal counsel, accounting firms or other consultants, subject to applicable law.6 The costs associated with such actions may be borne by the Fund, if appropriate, after consultation with the Fund’s Board (or committee thereof). Otherwise, such costs will be borne by DWS or other appropriate Fund service provider.

After full review of a report of a possible conflict of interest, the Compliance Officer may determine that no conflict or reasonable appearance of a conflict exists. If, however, the Compliance Officer determines that an actual conflict exists, the Compliance Officer will resolve the conflict solely in the interests of the Fund, and will report the conflict and its resolution to the Fund’s Board (or committee thereof). If the Compliance Officer determines that the appearance of a conflict exists, the Compliance Officer will take appropriate steps to remedy such appearance. In lieu of determining whether a conflict exists and/or resolving a conflict, the Compliance Officer instead may refer the matter to the Fund’s Board (or committee thereof), as appropriate. However, the Compliance Officer must refer the matter to the Fund’s Board (or committee thereof) if the Compliance Officer is directly involved in the conflict or under similar appropriate circumstances.

After responding to a report of a possible conflict of interest, the Compliance Officer will discuss the matter with the person reporting it (and with the Covered Officer at issue, if different) for purposes of educating those involved on conflicts of interests (including how to detect and avoid them, if appropriate).

Appropriate resolution of conflicts may restrict the personal activities of the Covered Officer and/or his family, friends or other persons.

Solely because a conflict is disclosed to the Compliance Officer (and/or the Board or Committee thereof) and/or resolved by the Compliance Officer does not mean that the conflict or its resolution constitutes a waiver from the Officer Code’s requirements.

Any questions about conflicts of interests, including whether a particular situation might be a conflict or an appearance of one, should be directed to the Compliance Officer.

C.           Use of Personal Fund Shareholder Information

A Covered Officer may not use or disclose personal information about Fund shareholders, except in the performance of his or her duties for the Fund. Each Covered Officer also must abide by the Funds’ and DWS’s privacy policies under SEC Regulation S-P.

D.           Public Communications

In connection with his or her responsibilities for or involvement with a Fund’s public communications and disclosure documents (e.g., shareholder reports, registration statements, press releases), each Covered Officer must provide information to Fund service providers (within the DWS organization or otherwise) and to the Fund’s Board (and any committees thereof), independent auditors, government regulators and self-regulatory organizations that is fair, accurate, complete, objective, relevant, timely and understandable.

Further, within the scope of their duties, Covered Officers having direct or supervisory authority over Fund disclosure documents or other public Fund communications will, to the extent appropriate within their area of responsibility, endeavor to ensure full, fair, timely, accurate and understandable disclosure in Fund disclosure documents. Such Covered Officers will oversee, or appoint others to oversee, processes for the timely and accurate creation and review of all public reports and regulatory filings. Within the scope of his or her responsibilities as a Covered Officer, each Covered Officer also will familiarize himself or herself with the disclosure requirements applicable to the Fund, as well as the business and financial operations of the Fund. Each Covered Officer also will adhere to, and will promote adherence to, applicable disclosure controls, processes and procedures, including DWS’s Disclosure Controls and Procedures, which govern the process by which Fund disclosure documents are created and reviewed.

To the extent that Covered Officers participate in the creation of a Fund’s books or records, they must do so in a way that promotes the accuracy, fairness and timeliness of those records.

E.            Compliance with Applicable Laws, Rules and Regulations

In connection with his or her duties and within the scope of his or her responsibilities as a Covered Officer, each Covered Officer must comply with governmental laws, rules and regulations, accounting standards, and Fund policies/procedures that apply to his or her role, responsibilities and duties with respect to the Funds (“Applicable Laws”). These requirements do not impose on Covered Officers any additional substantive duties. Additionally, Covered Officers should promote compliance with Applicable Laws.

If a Covered Officer knows of any material violations of Applicable Laws or suspects that such a violation may have occurred, the Covered Officer is expected to promptly report the matter to the Compliance Officer.

IV.	Violation Reporting

A.           Overview

Each Covered Officer must promptly report to the Compliance Officer, and promote the reporting of, any known or suspected violations of the Officer Code. Failure to report a violation may be a violation of the Officer Code.

Examples of violations of the Officer Code include, but are not limited to, the following:

•	Unethical or dishonest behavior
•	Obvious lack of adherence to policies surrounding review and approval of public communications and regulatory filings
•	Failure to report violations of the Officer Code
•	Known or obvious deviations from Applicable Laws
•	Failure to acknowledge and certify adherence to the Officer Code

The Compliance Officer has the authority to take any and all action he or she considers appropriate in his or her sole discretion to investigate known or suspected Officer Code violations, including consulting with the Fund’s Board, the independent Board members, a Board committee, the Fund’s legal counsel and/or counsel to the independent Board members. The Compliance Officer also has the authority to use all reasonable resources to investigate violations, including retaining or engaging legal counsel, accounting firms or other consultants, subject to applicable law.7 The costs associated with such actions may be borne by the Fund, if appropriate, after consultation with the Fund’s Board (or committee thereof). Otherwise, such costs will be borne by DWS.

B.	How to Report

Any known or suspected violations of the Officer Code must be promptly reported to the Compliance Officer.

C.	Process for Violation Reporting to the Fund Board

The Compliance Officer will promptly report any violations of the Officer Code to the Fund’s Board (or committee thereof).

D.	Sanctions for Officer Code Violations

Violations of the Officer Code will be taken seriously. In response to reported or otherwise known violations, DWS and the relevant Fund’s Board may impose sanctions within the scope of their respective authority over the Covered Officer at issue. Sanctions imposed by DWS could include termination of employment. Sanctions imposed by a Fund’s Board could include termination of association with the Fund.

V.	Waivers from the Officer Code

A Covered Officer may request a waiver from the Officer Code by transmitting a written request for a waiver to the Compliance Officer.8 The request must include the rationale for the request and must explain how the waiver would be in furtherance of the standards of conduct described in and underlying purposes of the Officer Code. The Compliance Officer will present this information to the Fund’s Board (or committee thereof). The Board (or committee) will determine whether to grant the requested waiver. If the Board (or committee) grants the requested waiver, the Compliance Officer thereafter will monitor the activities subject to the waiver, as appropriate, and will promptly report to the Fund’s Board (or committee thereof) regarding such activities, as appropriate.

The Compliance Officer will coordinate and facilitate with the Principal Financial Officer(s) any required public disclosures of any waivers granted.

VI.	Amendments to the Officer Code

The Compliance Officer will review the Officer Code from time to time for its continued appropriateness. Any material amendments must be approved by the Fund’s Board (or committee thereof). In addition, the Board (or committee thereof) will review the Officer Code at least annually for its continued appropriateness and may amend the Officer Code as necessary or appropriate.

The Compliance Officer will coordinate and facilitate with the Principal Financial Officer(s) any required public disclosures of any amendments, to the extent required by the SEC’s rules, to the Officer Code.

VII.	Regulatory Filings and Reporting

The Principal Financial Officer(s) shall file a copy of the Officer Code with the SEC as an exhibit to each Fund’s certified shareholder report on Form N-CSR and facilitate the posting of the Officer Code on the Funds’ website, or disclose in Form N-CSR the fact that the Officer Code is available on the Funds’ website and provide a hyperlink that will direct the shareholder to the Officer Code. Descriptions of any waivers and material amendments will be disclosed either in each Fund’s Form N-CSR or on the Funds’ website.

VIII.	Acknowledgement and Certification of Adherence to the Officer Code

Each Covered Officer must sign a statement upon appointment as a Covered Officer and annually thereafter acknowledging that he or she has received and read the Officer Code, as amended or updated, and confirming that he or she has complied with it (see Appendix B: Acknowledgement and Certification of Obligations Under the Officer Code).

Understanding and complying with the Officer Code and truthfully completing the Acknowledgement and Certification Form is each Covered Officer’s obligation.

The Compliance Officer will maintain such Acknowledgements in the Fund’s books and records.

IX.	Scope of Responsibilities

A Covered Officer’s responsibilities under the Officer Code are limited to:

(1)	Fund matters over which the Officer has direct responsibility or control, matters in which the Officer routinely participates, and matters with which the Officer is otherwise involved (i.e., matters within the scope of the Covered Officer’s responsibilities as a Fund officer); and
(2)	Fund matters of which the Officer has actual knowledge.

X.	Recordkeeping

The Compliance Officer will create and maintain appropriate records regarding the implementation and operation of the Officer Code, including records relating to conflicts of interest determinations and investigations of possible Officer Code violations.

XI.	Confidentiality

All reports and records prepared or maintained pursuant to this Officer Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Officer Code, such matters shall not be disclosed to anyone other than the Compliance Officer, the Fund’s Board (or committee thereof), legal counsel, independent auditors, and any consultants engaged by the Compliance Officer.

Appendices

Appendix A: List of Covered Officers under the Code and Related Funds

Funds	Principal Executive Officer (President)	Principal Financial Officer (Treasurer)
DWS Funds9	Hepsen Uzcan	Diane Kenneally
Germany Funds10	Hepsen Uzcan	Diane Kenneally

.

Compliance Officer:

Rob Benson

Chief Compliance Officer of the DWS Funds/Germany Funds

Phone: (904) 645-4653

Email: rob.benson@dws.com

Eddie Chenea

Senior Compliance Officer – Mutual Funds Compliance

Phone: (617) 295-1714

Email: eddie.chenea@dws.com

As of: April 1, 2026

Appendix B: Acknowledgement and Certification

Initial Acknowledgement and Certification

of Obligations Under the Officer Code

Print Name Department Location Telephone

1.	I acknowledge and certify that I am a Covered Officer under the DWS Principal Executive and Financial Officer Code of Ethics (“Officer Code”) effective on [DATE], and therefore subject to all of its requirements and provisions.
2.	I have received and read the Officer Code and I understand the requirements and provisions set forth in the Officer Code.
3.	I have disclosed any conflicts of interest of which I am aware to the DWS Compliance Officer.
4.	I will act in the best interest of the Funds for which I serve as an officer and have maintained the confidentiality of personal information about Fund shareholders.
5.	I will report any known or suspected violations of the Officer Code in a timely manner to the Compliance Officer identified in the Officer Code.

______________________________ ____________________

Signature Date

Annual Acknowledgement and Certification

of Obligations Under the Officer Code

Print Name Department Location Telephone

1.	I acknowledge and certify that I am a Covered Officer under the DWS Principal Executive and Financial Officer Code of Ethics (“Officer Code”), including during the period from [Date] to [Date] (the “Period”), and therefore subject to all of its requirements and provisions.
2.	I have received and read the Officer Code, and I understand the requirements and provisions set forth in the Officer Code.
3.	I have adhered to the Officer Code during the Period.
4.	I have not knowingly been a party to any conflict of interest, nor have I had actual knowledge about actual or apparent conflicts of interest that I did not report to the Compliance Officer in accordance with the Officer Code’s requirements.
5.	I have always acted in the best interest of the Funds for which I serve as an officer and have maintained the confidentiality of personal information about Fund shareholders.
6.	With respect to the duties I perform for the Fund as a Fund officer, I believe that effective processes are in place to create and file public reports and documents in accordance with applicable regulations.
7.	With respect to the duties I perform for the Fund as a Fund officer, I have complied to the best of my knowledge with all Applicable Laws (as that term is defined in the Officer Code) and have appropriately monitored those persons under my supervision for compliance with Applicable Laws.
8.	I have reported any known or suspected violations of the Officer Code in a timely manner to the Compliance Officer identified in the Officer Code.

______________________________ ____________________

Signature Date

1 The individual or individuals holding the office of President, or similar function, of the Funds listed on Appendix A.

2 The individual or individuals holding the office of Treasurer, or similar function, of the Funds listed on Appendix A.

3 Registered investment companies shall not include a face-amount certificate company or a unit investment trust.

4 DWS includes DWS Investment Management Americas, Inc., DWS International GmbH, DWS Distributors, Inc. or their affiliates.

5 The obligations imposed by the Officer Code are separate from, and in addition to, any obligations imposed under codes of ethics adopted pursuant to Rule 17j-1 under the 1940 Act, and any other code of conduct applicable to Covered Officers in whatever capacity they serve. The Officer Code does not incorporate any of those other codes and, accordingly, violations of those codes will not necessarily be considered violations of the Officer Code and waivers granted under those codes would not necessarily require a waiver to be granted under this Officer Code. Sanctions imposed under those codes may be considered in determining appropriate sanctions for any violation of this Officer Code.

6 For example, retaining a Fund’s independent accounting firm may require pre-approval by the Fund’s audit committee.

7 For example, retaining a Fund’s independent accounting firm may require pre-approval by the Fund’s audit committee.

8 Of course, it is not a waiver of the Officer Code if the Fund’s Board (or committee thereof) determines that a matter is not a deviation from the Officer Code’s requirements or is otherwise not covered by the Officer Code.

9 The DWS Funds include each of the following and their series: Cash Account Trust, Deutsche DWS Asset Allocation Trust, Deutsche DWS Equity 500 Index Portfolio, Deutsche DWS Income Trust, Deutsche DWS Institutional Funds, Deutsche DWS International Fund, Inc., Deutsche DWS Investment Trust, Deutsche DWS Investments VIT Funds, Deutsche DWS Market Trust, Deutsche DWS Money Funds. Deutsche DWS Money Market Trust, Deutsche DWS Municipal Trust, Deutsche DWS Portfolio Trust, Deutsche DWS Securities Trust, Deutsche DWS State Tax-Free Income Series, Deutsche DWS Tax Free Trust, Deutsche DWS Variable Series I, Deutsche DWS Variable Series II, DWS Municipal Income Trust, Government Cash Management Portfolio, and Investors Cash Trust.

10 The Germany Funds include: The Central and Eastern Europe Fund, Inc., The European Equity Fund, Inc. and The New Germany Fund, Inc.